BARK Reports Third Quarter Fiscal Year 2023 Results

Announces Cost Reduction Initiative Expected to Generate Approximately $12 Million of Annual Cost Savings, Effective Immediately

NEW YORK, February 9, 2023 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand with a mission to make all dogs happy, today announced its financial results for the fiscal third quarter ended December 31, 2022.

Key Highlights
•Achieved positive operating cash flow of $5.1 million and free cash flow of $331,000.
•Delivered fiscal Q3 2023 revenue of $134.3 million, in line with the Company's guidance.
•Average order value was $33.10, up $2.00 compared to the same period last year.
•Reported consolidated gross margin of nearly 60%, up 400 basis points year-over-year.
•The Company ended the quarter with $145.3 million of inventory, a reduction of $15.4 million from the prior quarter, and cash and cash equivalents of $164.2 million, broadly in line with the prior quarter.

“For the first quarter since going public, we generated positive free cash flow. This is a significant milestone and with $164 million of cash on the balance sheet, we believe that this is only the beginning and our future is brighter than ever,” said Matt Meeker, Co-Founder, and Chief Executive Officer. “The third quarter highlighted the significant progress we have made executing against the strategic initiatives that we laid out at the beginning of the fiscal year. Our average order value is growing at the accelerated pace we anticipated and we delivered the strongest gross margin quarter since going public—even with all of the heavy holiday promotions—and we anticipate further improvements ahead. We were also very encouraged by the recent growth of our food and dental product lines. These are massive opportunities for us, and while they are growing from a relatively small base, the recent acceleration is notable.”

Key Performance Indicators

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Subscription Shipments (in thousands)	3,628	3,798	11,092	10,999
Active Subscriptions (in thousands)	2,213	2,254	2,213	2,254
New Subscriptions (in thousands)	264	371	741	922
Customer Acquisition Cost (CAC)	$66.32	$64.42	$57.03	$55.80
Lifetime Value (LTV):CAC	4.7x	4.5x	4.8x	4.7x
Average Order Value	$33.10	$31.10	$32.10	$30.03

Fiscal Third Quarter 2023 Financial Highlights
•Revenue was $134.3 million, in line with the Company's fiscal third quarter guidance. Total revenue decreased 5% compared to the same period last year, which was largely the result of commerce revenue shifting from the third quarter to the second quarter of fiscal 2023.
•Direct to Consumer (“DTC”) revenue was $120.1 million, a 1.7% increase year-over-year, primarily driven by a $2.00 increase in average order value. Cross-selling revenue increased by 15% and revenue from food and dental increased by 64%, year-over-year.
•Commerce revenue was $14.3 million, or 10.6% of total revenue in the period, as compared to $22.7 million in the same period last year. As discussed in revenue above, certain retail partners ordered their holiday product ahead of schedule, which shifted revenue from the third quarter to the second quarter of fiscal 2023.
•Gross profit was $80.2 million, as compared to $78.4 million in the same period last year. DTC gross profit was $74.2 million, as compared to $70.2 million, while commerce gross profit was $6.0 million, as compared to $8.2 million, year-over-year.
•Gross margin was 59.7%, as compared to 55.7% in the same period last year. This increase was primarily attributable to higher average order value and the Company beginning to realize the benefits of more favorable terms with its manufacturing and freight partners, which resulted in a 232 basis point improvement in DTC gross margin to 61.8%, versus last year. Commerce gross margin was 42.0%, up 606 basis points compared to the same period last year due to lower promotional impact in the most recent period.
•General and administrative ("G&A") expenses were $80.2 million, as compared to $78.6 million in the prior year, which included $2.2 million of right-of-use asset and leasehold improvement impairment costs this quarter related to our prior headquarters.
•Advertising and marketing expense was $21.7 million as compared to $26.8 million in the previous year. The Company's customer acquisition cost was $66.32, as compared to $64.42 in the same period last year. The Company has reduced its marketing spend as it aims to continue to acquire higher value customers in balance with its profitability goals.
•Net Income (Loss) was $(21.3) million, as compared to $(13.2) million in the previous year. The year-over-year increase in net loss was largely attributable to the favorable change in fair value of warrants and derivatives which were $1.6 million in the current period, as compared to $14.5 million in the previous year. This is a non-cash item.
•Adjusted EBITDA was $(12.8) million, as compared to $(18.3) million in the previous year, and ahead of the Company's guidance. Adjusted EBITDA margin was (9.5)%, as compared to (13.0)% in the previous year. These improvements are primarily attributable to the Company's stronger gross margin and its efforts to tightly manage its advertising and marketing spend.
•Net Cash Provided by Operating Activities was $5.1 million. Free cash flow, defined as net cash flow provided by operating activities less capital expenditures, was approximately $331,000. This marked the Company's first quarter of positive free cash flow since going public in June 2021.

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of December 31, 2022 was $164.2 million, down $2.1 million from the prior quarter.
•Accounts Receivable were $4.6 million, a decrease of $12.8 million from the prior quarter.
•Inventory was $145.3 million, a reduction of $15.4 million from the prior quarter.
•Accounts Payable, and Accrued and other current liabilities were $58.2 million, a decrease of $19.0 million, compared to the prior quarter.

Cost Reduction Initiative
To better align its cost structure with the current macroeconomic environment and BARK’s strategic priorities, the Company announced it has implemented a cost reduction initiative expected to generate approximately $12 million of annual cost savings, effective immediately.

As part of the initiative, the Company is reducing its full-time workforce by approximately 12%, or 126 employees, and curtailing its use of certain third-party vendors, consultants, and other contractors. The Company expects this initiative to improve its efficiency and further accelerate its path to sustainable profitability.

The Company expects to record a charge of approximately $2.0 million in the fiscal fourth quarter 2023 consisting of cash severance payments. These costs will be included in the Company's GAAP results, but will be excluded from the Company's non-GAAP results.

“Over the past few months, we conducted a comprehensive review of the business with the goal of streamlining our cost structure, improving our operational effectiveness, and further accelerating our path toward sustainable profitability. As a result, we decided to reduce our headcount and curtail the use of certain contracts with third-party vendors,” continued Mr. Meeker. “Decisions like this are never easy because they impact people—our colleagues and friends—who have worked hard to support BARK and its customers. To the employees affected, I am truly grateful for your contributions and dedication. With that said, we do believe that today’s announcement is the right decision for the business and will better enable us to navigate the challenging macroeconomic environment and focus on our highest priorities.”

Updated Financial Outlook
Based on current market conditions as of February 9, 2023, BARK is providing guidance for revenue and Adjusted EBITDA, which is a non-GAAP financial measure, as follows.

For the fourth quarter of fiscal 2023, the Company expects:
•Total revenue of $121 million.
•Adjusted EBITDA of $(3.0) million.

For the full year of fiscal 2023, the Company expects:

•Total revenue of $530 million, versus the Company's previous guidance of $556 million, and representing an approximate 5% increase compared to fiscal 2022.
•Adjusted EBITDA of $(31.0) million, unchanged from the Company's previous guidance and reflects a 47% improvement compared to fiscal 2022.

BARK does not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including the change in fair value of warrants and derivatives and stock-based compensation expense, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, the Company is unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal third quarter results will be held on, February 9, 2023, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 646-904-5544 for U.S. participants and +1-929-526-1599 for international participants. The conference call passcode is 204462. The conference call will also be available to interested parties through a live webcast at https://investors.bark.co/. A recording will be available for 12 months after the date of the event. Recordings may be accessed at https://investors.bark.co/.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target, Petco, PetSmart, and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; and the uncertain effects of the ongoing COVID-19 pandemic and the general macroeconomic environment.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report of Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Subscription Shipments
We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

Active Subscriptions
Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

New Subscriptions
We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

Customer Acquisition Cost
Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

Lifetime Value
Lifetime Value ("LTV") is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Subscription Shipments for the same period.

BARK, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
REVENUE	$134,334	$140,812	$409,298	$378,580
COST OF REVENUE	54,144	62,403	172,952	160,493
Gross profit	80,190	78,409	236,346	218,087
OPERATING EXPENSES:
General and administrative	80,192	78,636	233,937	216,369
Advertising and marketing	21,747	26,828	53,441	61,053
Total operating expenses	101,939	105,464	287,378	277,422
LOSS FROM OPERATIONS	(21,749)	(27,055)	(51,032)	(59,335)
INTEREST INCOME (EXPENSE)—NET	(1,266)	(1,284)	(3,995)	(4,141)
OTHER INCOME (EXPENSE)—NET(1)	1,745	15,098	7,710	31,887
NET INCOME (LOSS) BEFORE INCOME TAXES	(21,270)	(13,241)	(47,317)	(31,589)
PROVISION FOR INCOME TAXES	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(21,270)	$(13,241)	$(47,317)	$(31,589)

(1)For the three and nine months ended December 31, 2022, Other Income (Expense), Net, is primarily due to the changes in fair value of our warrant liabilities during the period of $1.6 million and $6.5 million respectively.

BARK, Inc.
GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Direct to Consumer:
Revenue	$120,075	$118,124	$356,018	$330,316
Costs of revenue	45,878	47,876	138,961	131,195
Gross profit	$74,197	$70,248	217,057	199,121
Commerce:
Revenue	14,259	22,688	53,280	48,264
Costs of revenue	8,266	14,527	33,991	29,298
Gross profit	$5,993	$8,161	19,289	18,966
Consolidated:
Revenue	134,334	140,812	409,298	378,580
Costs of revenue	54,144	62,403	172,952	160,493
Gross profit	$80,190	$78,409	$236,346	$218,087

BARK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	March 31,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$164,181	$199,397
Accounts receivable—net	4,584	9,752
Prepaid expenses and other current assets	7,503	5,878
Inventory	145,269	153,115
Total current assets	321,537	368,142
PROPERTY AND EQUIPMENT—NET	40,084	28,128
INTANGIBLE ASSETS—NET	3,884	3,837
OPERATING LEASE RIGHT-OF-USE ASSETS	37,601	29,552
OTHER NONCURRENT ASSETS	4,256	4,402
TOTAL ASSETS	$407,362	$434,061
LIABILITIES, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,269	$36,834
Operating lease liabilities, current	5,650	5,060
Accrued and other current liabilities	30,888	35,168
Deferred revenue	32,916	31,549
Total current liabilities	96,723	108,611
LONG-TERM DEBT	81,037	76,190
OPERATING LEASE LIABILITIES	46,996	28,847
OTHER LONG-TERM LIABILITIES	528	3,352
Total liabilities	225,284	217,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 177,636,726 shares issued and outstanding as of December 31, 2022 and 500,000,000 shares authorized; 175,290,143 shares issued and outstanding as of March 31, 2022.	1	1
Additional paid-in capital	477,665	465,313
Accumulated deficit	(295,588)	(248,253)
Total stockholders’ equity	182,078	217,061
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$407,362	$434,061

BARK, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	December 31,	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(47,317)	$(31,589)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation & amortization	6,508	2,924
Impairment of assets	1,661	—
Amortization of right-of-use assets	3,754	—
Amortization of deferred financing fees and debt discount	494	671
Bad debt expense	803	—
Stock-based compensation expense	11,876	11,036
Provision for inventory reserves	(2,486)	—
Loss on extinguishment of debt	—	2,024
Loss on exercise of equity classified warrants	—	303
Change in fair value of warrant liabilities and derivatives	(6,523)	(38,861)
Paid in kind interest on convertible notes	4,354	4,171
Changes in operating assets and liabilities:
Accounts receivable	4,365	(11,306)
Inventory	10,333	(73,236)
Prepaid expenses and other current assets	(222)	(425)
Other assets	155	(314)
Accounts payable and accrued expenses	(5,339)	(12,290)
Deferred revenue	1,367	9,033
Proceeds from tenant improvement allowances	6,177	—
Operating lease liabilities	(2,307)	—
Other liabilities	(2,139)	(8,678)
Net cash used in operating activities	(14,486)	(146,537)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,854)	(17,605)
Net cash used in investing activities	(18,854)	(17,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of finance fees	—	(641)
Payments of transaction costs	—	(25,233)
Payment of deferred underwriting fees	—	(8,902)
Payment of finance lease obligations	(2,326)	(427)
Proceeds from equity infusion from the Merger, net of redemptions	—	227,092
Proceeds from PIPE Issuance	—	200,000
Proceeds from the exercise of stock options	980	2,829
Proceeds from the exercise of warrants	—	121
Proceeds from issuance of common stock under ESPP	145	—
Tax payments related to the issuance of common stock	(649)	—
Payments of long-term debt	—	(39,457)
Net cash provided by financing activities	(1,850)	355,382

Effect of exchange rate changes on cash	(18)	1

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(35,208)	191,240
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	201,679	39,731
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$166,471	$230,972

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	164,181	228,692
Restricted cash - Other noncurrent assets	2,290	2,280
Total cash, cash equivalents and restricted cash	$166,471	$230,972

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$342	$483
Cash paid for interest	$275	$776
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Establishment of operating lease	$24,576	$—
Lease modification and termination	$3,532	$—
Conversion of preferred stock to common stock	$—	$59,987
Issuance of common stock related to convertible notes	$—	$13,367
Capital contribution related to extinguishment of debt	$—	$536
Issuance of common stock related to cashless exercise of liability classified warrants	$—	$595

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted Net Loss, Adjusted Net Loss Margin, Adjusted Net Loss Per Common Share, Adjusted EBITDA and Adjusted EBITDA Margin, Free Cash Flow, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Loss as net income loss, adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense (income), (4) transaction costs associated with the Merger, (5) executive transition costs (6) noncash duplicate rent expense incurred during the relocation of our corporate headquarters, (7) demurrage fees related to freight, (8) asset impairment charges incurred relating to the relocation of our corporate headquarters, and (9) other items.

We calculate Adjusted Net Loss Margin by dividing Adjusted Net Loss for the period by Revenue for the period.

We calculate Adjusted Net Loss Per Common Share by dividing Adjusted Net Loss for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income (expense), net, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense (income), (6) transaction costs associated with the Merger, (7) executive transition costs (8) noncash duplicate rent expense incurred during the relocation of our corporate headquarters, (9) demurrage fees related to freight, (10) asset impairment charges incurred relating to the relocation of our corporate headquarters and (11) other items.
We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.

We calculate Free Cash Flow as net cash provided by (used) in operating activities less capital expenditures.

    The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

    The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP, and (5) Free cash flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments.

The following table presents a reconciliation of Adjusted Net Loss to Net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin, Adjusted Net Loss Margin and Adjusted Net Loss Per Common Share for the periods presented:

Adjusted Net Loss

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per share data)
Net loss	$(21,270)	$(13,241)	$(47,317)	$(31,589)
Stock-based compensation expense	3,681	4,209	11,876	11,036
Change in fair value of warrants and derivatives	(1,564)	(14,470)	(6,523)	(33,978)
Sales and use tax expense (income) (1)	(63)	50	(294)	50
Transaction costs (2)	—	324	—	5,964
Executive transition costs (3)	470	108	520	414
Duplicate headquarters rent (4)	512	—	1,718	—
Demurrage fees (5)	—	1,303	—	2,038
Impairment of assets (6)	1,452	—	1,452	—
Other items (7)	—	973	—	4,279
Adjusted net income (loss)	$(16,782)	$(20,744)	$(38,568)	$(41,786)
Net income (loss) margin	(15.83)%	(9.40)%	(11.56)%	(8.34)%
Adjusted net loss margin	(12.49)%	(14.73)%	(9.42)%	(11.04)%

Adjusted net loss per common share - basic and diluted	$(0.09)	$(0.12)	$(0.22)	$(0.28)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	177,672,036	172,554,101	176,546,378	150,313,932

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(21,270)	$(13,241)	$(47,317)	$(31,589)
Interest income (expense), net	1,266	1,284	3,995	4,141
Depreciation and amortization expense	2,700	1,123	6,508	2,924
Stock-based compensation expense	3,681	4,209	11,876	11,036
Change in fair value of warrants and derivatives	(1,564)	(14,470)	(6,523)	(33,978)
Sales and use tax expense (income) (1)	(63)	50	(294)	50
Transaction costs (2)	—	324	—	5,964
Executive transition costs (3)	470	108	520	414
Duplicate headquarters rent (4)	512	—	1,718	—
Demurrage fees (5)	—	1,303	—	2,038
Impairment of assets (6)	1,452	—	1,452	—
Other items (7)	—	973	—	4,279
Adjusted EBITDA	$(12,816)	$(18,337)	$(28,065)	$(34,721)
Net income (loss) margin	(15.83)%	(9.40)%	(11.56)%	(8.34)%
Adjusted EBITDA margin	(9.54)%	(13.02)%	(6.86)%	(9.17)%

(1)Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.
(2)Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020 (the "Merger").
(3)Executive transition costs includes recruiting, and consulting expenses incurred by the Company.
(4)Noncash duplicate rent expense incurred during the relocation of our corporate headquarters, and rent expense net of sublease income incurred pertaining to our prior headquarters upon relocation.
(5)Demurrage fees are raised when the full container is not moved out of the port/terminal for unpacking within the allowed free days offered by the shipping line. The charge is levied by the shipping line to the importer.
(6)For the three and nine months ended December 31, 2022 the Company vacated the prior headquarters in New York, New York and recorded impairments of $1.5 million, respectively, to our right-of-use assets associated with the vacated location based on projected or actual sublease rental income and actual or estimated sublease commencement dates and the remeasurement of our operating lease liabilities associated with the modification of certain leases and the early termination of certain leases within the suite of leases pertaining to our prior headquarters.
(7)For the three months ended December 31, 2021, other items is primarily comprised of costs related to unrealized business ventures of $1.5 million, and gain on extinguishment of debt of $0.6 million. For the nine months ended December 31, 2021, other items is comprised of loss on extinguishment of debt of $2.0 million, costs related to unrealized business ventures of $1.5 million, SOX implementation fees of $0.4 million,, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Free Cash Flow

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$5,077	$(38,518)	$(14,486)	$(146,537)
Capital expenditures	(4,746)	(6,602)	(18,854)	(17,605)
Free cash flow	$331	$(45,120)	$(33,340)	$(164,142)

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com